UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 27, 2018

Enzo Biochem, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

001-09974	13-2866202
(Commission File Number)	(IRS Employer Identification No.)

527 Madison Avenue
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 583-0100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 450 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-1 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 27, 2018, Enzo Biochem, Inc. (the “Company”) closed on the $6 million purchase of a new facility adjacent to its current campus in Farmingdale, NY to be used for manufacturing and distributing its low cost, diagnostic platform products and related services.

In connection with the acquisition of the facility, the Company entered into a fee mortgage security agreement with Citibank, N.A., the mortgagee in the amount of $4.5 million. The mortgage is for a term of 10 years, bears a fixed interest rate of 5.09% per annum, and requires monthly debt service and interest payments of $30,105.84. The mortgage includes financial covenants requiring adherence to certain financial ratios. The Company has Town of Babylon Industrial Development Agency (IDA) commitments that will provide significant multi-year tax abatements and additional incentives with respect to its entire Farmingdale campus

The Company is assuming a short term occupancy lease with an existing tenant from the seller. The tenant may occupy the facility until December 2019, unless it is given or gives notice to vacate prior to that date.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Fee and Leasehold Mortgage and Security Agreement dated November 27, 2018.
99.2	Mortgage Note dated November 27, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZO BIOCHEM, INC.

Date: December 3, 2018	By:	/s/ Barry W. Weiner
Barry W. Weiner
President